September 14, 2005

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC

20549 USA

Dear Sirs:

RE:	NOVASTAR RESOURCES LTD.

(FORMERLY CUSTOM BRANDED NETWORKS, INC.)

FILE REF. NO. 000-28535

We were previously the principal accountants for NovaStar Resources Ltd. (formerly Custom Branded Networks, Inc.) and we reported on the consolidated financial statements of NovaStar Resources Ltd. (formerly Custom Branded Networks, Inc.) as fo the periods since June 30, 2001. As of September 14, 2005, we were not engaged as the principal accountants for NovaStar Resources Ltd. (formerly Custom Branded Networks, Inc.). We have read NovaStar Resources Ltd.’s (formerly Custom Branded Networks, Inc.’s) statements under Item 4 of its Form 8-K , dated September 14, 2005, and we agree with such statements.

For the most recent fiscal period through to September 14, 2005, there has been no disagreement between NovaStar Resources Ltd. (formerly Custom Branded Networks, Inc.) and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

“Morgan & Company”

Chartered Accountants